EXHIBIT 23.5

                                December 27, 2001


Capitol Bancorp Limited
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933

     RE: SUN COMMUNITY BANCORP LIMITED

Ladies and Gentlemen:

     Stifel Nicolaus & Company, Incorporated hereby consents to your including a copy of the fairness opinion in the proxy statement/prospectus with regards to Sun Community Bancorp Limited and to the reference to this firm in the proxy statement/prospectus as financial advisor to Sun Community Bancorp Limited and under the caption "Opinion of Financial Advisor".

                                     Very truly yours,


                                     /s/ Stifel Nicolaus & Company, Incorporated